Exhibit 10.1

Execution Version

THIS PLAN SUPPORT AGREEMENT IS NOT AN OFFER WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES OF A CHAPTER 11 PLAN WITHIN THE MEANING OF SECTION 1125 OF THE BANKRUPTCY CODE. ANY SUCH OFFER OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE SECURITIES LAWS AND/OR PROVISIONS OF THE BANKRUPTCY CODE. NOTHING CONTAINED IN THIS PLAN SUPPORT AGREEMENT SHALL BE AN ADMISSION OF FACT OR LIABILITY OR, UNTIL THE OCCURRENCE OF THE AGREEMENT EFFECTIVE DATE ON THE TERMS DESCRIBED IN THIS AGREEMENT, DEEMED BINDING ON ANY OF THE PARTIES HERETO. THIS PLAN SUPPORT AGREEMENT IS A SETTLEMENT AND DOES NOT REFLECT THE VIEWS OF ANY PARTY AS TO THE VALUATION OF THE DEBTOR OR OF THE COMPANY.

PLAN SUPPORT AGREEMENT

This PLAN SUPPORT AGREEMENT (including all exhibits and schedules attached hereto and in accordance with Section 2 hereof, this “Agreement”) is made and entered into as of November 4, 2014, by and among the following parties (each, a “Party” and collectively, the “Parties”:

i.	Exide Technologies, a Delaware corporation (“Exide” or the “Debtor” and together with its non-debtor subsidiaries and affiliates, the “Company”); and

ii.	the undersigned members of the unofficial committee of unaffiliated holders (the “Unofficial Noteholder Committee” and the members thereof each a “UNC Member” and collectively, the “UNC Members”) which include holders or investment advisors or managers of discretionary accounts that hold Claims[1] (such Claims, the “Senior Secured Note Claims”) against Exide under and related to the 8 5/8% Senior Secured Notes due 2018 issued under that certain indenture dated as of January 25, 2011 (as amended, supplemented or otherwise modified from time to time, the “Senior Secured Indenture” and the indenture trustee appointed thereunder, the “Indenture Trustee”). The undersigned UNC Members, including transferees who become Permitted Transferees (as defined below) in accordance with Section 4.04 of this Agreement, are individually referred to in this Agreement as a “Consenting Creditor” and collectively referred to in this Agreement as the “Consenting Creditors.” Certain UNC Members are also lenders or hold claims (collectively the “DIP Claims”) on account of term loans outstanding under that certain Amended and Restated Superpriority Debtor-in-Possession Credit Agreement, dated as of July 12, 2013 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “DIP Credit Agreement” and the order approving same entered by the Bankruptcy Court on July 25, 2013 [Docket No. 427], as it may be amended from time to time, the “Final DIP Order”), among the Debtor and Exide Global Holding Netherlands C.V., a limited partnership organized under the laws of the Netherlands, the lenders party thereto from time to time (each such UNC Member, a “DIP Lender”) and JPMorgan Chase Bank, N.A., as agent for the Lenders (in such capacity, the “DIP Agent”).

[1]	As used in this Agreement the term “Claim” has the meaning ascribed to such term in section 101(5) of the Bankruptcy Code.

RECITALS

WHEREAS, on June 10, 2013 (the “Petition Date”), the Debtor commenced a voluntary reorganization case captioned In re Exide Technologies, Ch. 11 Case No. 13-11482 (KJC) (Bankr. D. Del. Jun. 10, 2013) (the “Chapter 11 Case”) under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101 et seq. (the “Bankruptcy Code”), in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”);

WHEREAS, the Company and the Consenting Creditors have negotiated in good faith certain restructuring and recapitalization transactions with respect to the Company’s capital structure and operations, including the Company’s obligations under the Senior Secured Indenture and the DIP Credit Agreement;

WHEREAS, the Unofficial Noteholder Committee and the Company have engaged in discussions to effect a restructuring of the Company through a chapter 11 plan of reorganization with terms substantially as those set forth in Exhibit A hereto (the “Plan Term Sheet” and such plan, together with all exhibits and schedules related thereto, each of which (including the plan) shall be in form and substance reasonably satisfactory to the Required Consenting Creditors (as defined below), the “Plan”), all of which shall be substantially on the terms and conditions described in this Agreement (such transactions, the “Restructuring Transactions”); and

WHEREAS, in connection with the Restructuring Transactions, the Company expects to arrange commitments to obtain exit financing, including by seeking an agreement from Consenting Creditors and other parties to enter into a commitment (such parties, other than the Debtor, collectively, the “Backstop Parties” and such agreement (including the exhibits thereto) at all times in form and substance reasonably satisfactory to the Required Consenting Creditors (as defined below), the “Backstop Commitment Agreement”) to provide the New Money Investment (as defined in the Plan Term Sheet), along with other commitment agreements regarding exit financing in accordance with the Plan (such additional commitments, the “Exit Financing Commitment Agreements”).

NOW, THEREFORE, in consideration of the covenants and agreements contained in this Agreement, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Party, intending to be legally bound hereby, agrees as follows:

AGREEMENT

Section 1. Agreement Effective Date. This Agreement shall become effective and binding upon each of the Parties at 12:00 a.m., prevailing Eastern Time, on the date on which (i) UNC Members holding at least a majority in principal amount of the aggregate amount of the outstanding Senior Secured Note Claims have executed this Agreement, and (ii) the Company has given notice to counsel to the Unofficial Noteholder Committee in accordance with Section 11.11 of this Agreement (such date, the “Agreement Effective Date”) that the Debtor has executed and delivered counterpart signature pages of this Agreement.

Section 2. Exhibits Incorporated by Reference. Each of the exhibits and schedules attached to this Agreement is expressly incorporated in this Agreement and is made a part of this Agreement, and all references to this Agreement shall include the exhibits and schedules hereto. In the event of any inconsistency between this Agreement (without reference to the exhibits and schedules) and the exhibits and schedules, this Agreement (without reference to the exhibits and schedules) shall govern.

Section 3. Definitive Documentation. The definitive documents and agreements governing the Restructuring Transactions (collectively, and as may be amended from time to time, the “Plan Transaction Documents”) shall each be in form and substance reasonably satisfactory to the Required Consenting Creditors and shall comprise:

(a) the motion to approve the Debtor’s entry into this Agreement pursuant to sections 105(a) and 363(b) of the Bankruptcy Code and the performance by the Company of its obligations thereunder and under this Agreement (the “PSA Approval Motion”) and the order of the Bankruptcy Court approving the relief requested in the PSA Approval Motion (the “PSA Approval Order”) which order shall be consistent with the rights of holders of DIP Claims and Senior Secured Note Claims to credit bid as set forth in the Plan Term Sheet, the Final DIP Order, and the Bankruptcy Code;

(b) the Plan and each document or agreement contemplated in connection with the effectiveness of the Plan;

(c) the order of the Bankruptcy Court confirming the Plan and authorizing all of the transactions and agreements contemplated by the Plan (the “Confirmation Order”) and pleadings in support of entry of the Confirmation Order;

(d) the Backstop Commitment Agreement and the motion to approve the Debtor’s entry into the Backstop Commitment Agreement pursuant to sections 105(a) and 363(b) of the Bankruptcy Code and the performance by the Company of its obligations thereunder, including the payment of fees and expenses on such terms as are acceptable to a majority of the Consenting Creditors who execute the Backstop Commitment Agreement (the “BCA Approval Motion”) and the order of the Bankruptcy Court approving the relief requested in the BCA Approval Motion (the “BCA Approval Order”);

(e) the disclosure statement relating to the Plan (the “Disclosure Statement”), the other solicitation materials in respect of the Plan and procedures for solicitation of the Rights Offering (as defined below, and such procedures the “Rights Offering Procedures” and the order approving the Rights Offering Procedures, the “Rights Offering Procedures Order,” and such materials, collectively, the “Solicitation Materials”), the motion to approve the Disclosure Statement (the “Disclosure Statement Approval Motion”), and the order entered by the Bankruptcy Court approving the Disclosure Statement and Solicitation Materials as containing, among other things, “adequate information” as required by section 1125 of the Bankruptcy Code (the “Disclosure Statement Order”);

(f) the Exit Financing Commitment Agreements and all documents related thereto; and

(g) all other documents that will comprise supplements to the Plan (“Plan Supplements”).

All Plan Transaction Documents that remain subject to negotiation and completion shall contain terms, conditions, representations, warranties, and covenants materially consistent with the terms of this Agreement and the Plan Term Sheet, and shall otherwise be in form and substance reasonably satisfactory to each of (i) Exide and (ii) the Required Consenting Creditors.

As used in this Agreement, the term “Required Consenting Creditors” means both (i) Consenting Creditors holding at least a majority in principal amount of the aggregate amount of Senior Secured Note Claims held by all Consenting Creditors party hereto at the time of such determination, and (ii) Consenting Creditors holding at least a majority in principal amount of the aggregate amount of DIP Claims held by all Consenting Creditors party hereto at the time of such determination.

Section 4. Commitments Regarding the Restructuring Transactions.

4.01. Commitments of the Consenting Creditors.

(a) During the period beginning on the Agreement Effective Date and ending on a Termination Date (as defined in Section 8.06 of this Agreement) (such period, the “Effective Period”), each undersigned Consenting Creditor agrees for itself and on behalf of the accounts and funds within its control that, subject to Section 4.04 hereof, so long as it remains the legal owner and beneficial owner with power and/or authority to bind any Debtor Claims (as defined below) as represented in Section 4.05(a) of this Agreement and in its capacity as a DIP Lender (to the extent applicable), that:

(i) such Consenting Creditor shall:

(A) to the extent permitted under the Plan to vote to accept or reject the Plan, vote each of its Debtor Claims to accept the Plan by delivering its duly executed and completed ballot(s) accepting the Plan on a timely basis following the commencement of solicitation and its actual receipt of the Solicitation Materials and ballot, provided that the Disclosure Statement and the Solicitation Materials, in each case, have been approved by the Bankruptcy Court as containing “adequate information” as such term is defined in section 1125 of the Bankruptcy Code; and

(B) not change or withdraw (or cause to be changed or withdrawn) such votes unless the Plan changes the treatment of Consenting Creditors thereunder in a manner that is materially adverse to such Consenting Creditor;

(b) With respect to its Senior Secured Note Claims:

(i) such Consenting Creditor further agrees that it shall not directly or indirectly (A) object to or take any other action to interfere with the acceptance, implementation, or consummation of the Restructuring Transactions; provided, however, that the negotiation around or completion of backstop commitments, credit bids (if any), or Plan Transaction Documents shall not constitute a breach of this Agreement; (B) propose, file, support, or vote for any restructuring, workout, plan of arrangement, or plan of reorganization for the Debtor other than the Plan and the Restructuring Transactions; or (C) direct the Indenture Trustee to take any action contemplated in clause (A) and (B) of this Section 4.01(b)(i); provided, however, that to the extent a Consenting Creditor directs the Indenture Trustee not to take an action contemplated in clause (A) and (B) of this Section 4.01(b)(i), such direction shall not be construed in any way as requiring any Consenting Creditor to provide an indemnity to the Indenture Trustee, or to incur or potentially incur any other liability, in connection with such direction; and provided further, that actions taken by a Consenting Creditor in furtherance of a bid by such Consenting Creditor to purchase assets of the Debtor as part of a sale process permitted by this Agreement shall not constitute a breach of this Agreement;

(ii) such Consenting Creditor shall not, except to the extent expressly contemplated under the Plan and this Agreement, and shall not direct the Indenture Trustee to, exercise any right or remedy for the enforcement, collection, or recovery of any of the Debtor Claims, and any other Claims against, or interests in, Exide C.V. or any of the Debtor’s direct or indirect subsidiaries; provided, however, that to the extent a Consenting Creditor directs the Indenture Trustee to not take any action contemplated in the foregoing provision, such direction shall not be construed in any way as requiring any Consenting Creditor to provide an indemnity to the Indenture Trustee, or to incur or potentially incur any other liability, in connection with such direction; and

(iii) unless otherwise prohibited by law or contract (provided that, in the case of a contract entered into after the date hereof, such contract does not violate a Consenting Creditor’s obligations under this Agreement), such Consenting Creditor agrees to use commercially reasonable efforts to promptly notify the Debtor and other Consenting Creditors upon the receipt of any written solicitation or proposal relating to any other plan, sale, proposal, dissolution, consolidation, joint venture, winding up, liquidation, reorganization, merger, amalgamation or restructuring of the Company.

(c) Each Consenting Creditor, to the extent such Consenting Creditor is a DIP Lender:

(i) shall not in such capacity directly or indirectly (A) object to or take any other action to interfere with the acceptance, implementation, or consummation of the Restructuring Transactions; provided, however, that the negotiation around or completion of backstop commitments, credit bids (if any), or Plan Transaction Documents shall not constitute a breach of this Agreement; (B) propose, file, support, or vote for any restructuring, workout, plan of arrangement, or plan of reorganization for the Debtor other than the Plan and the Restructuring Transactions; or (C) except to the extent expressly contemplated under the Plan and this Agreement, direct the DIP Agent to take any action contemplated in clause (A) and (B) of this Section 4.01(c)(i) or direct the DIP Agent to exercise any right or remedy for the enforcement, collection, or recovery of any of the DIP Claims, and any other Claims against, or interests in, Exide C.V. or any of the Debtor’s direct or indirect subsidiaries inconsistent with this Agreement; provided, however, that to the extent a Consenting Creditor as a DIP Lender directs the DIP Agent not to take an action contemplated in clause (A) and (B) of this Section 4.01(c)(i), such direction shall not be construed in any way as requiring any Consenting Creditor as a DIP Lender to provide an indemnity to the DIP Agent, or to incur or potentially incur any other liability, in connection with such direction;

(ii) agrees to be bound by this Agreement in both its capacity as a holder of Senior Secured Note Claims and DIP Claims;

(iii) agrees (x) to exchange at least 28.8% of its DIP Claims into Second Lien Convertible Notes (as defined in the Plan Term Sheet) pursuant to the DIP/Second Lien Conversion Option (as defined in the Plan Term Sheet), and (y) the balance of its DIP Claims into First Lien High Yield Notes (as defined in the Plan Term Sheet) in accordance with the Plan Term Sheet. This Agreement, including the treatment of DIP Claims described in this clause (c) of this Section 4.01(c), shall apply to any purchaser of DIP Claims pursuant to the DIP Term Loan Refinancing Investment Option (as defined in the Plan Term Sheet); and

(iv) agrees that in the event that less than $100 million in DIP Claims convert into Second Lien Convertible Notes pursuant to the DIP/Second Lien Conversion Option as of the Plan Effective Date, a percentage in addition to the 28.8% of such Consenting Creditors’ DIP Claims shall automatically also convert into Second Lien Convertible Notes, and such Consenting Creditor shall be entitled to payment of fees on account thereof in the amounts set forth on Exhibit C attached to this Agreement.

(d) This Section 4.01 will not limit any Consenting Creditor from appearing and participating as a party in interest in any matter to be adjudicated in the Chapter 11 Case, so long as such appearance and the positions advocated in connection therewith are not inconsistent with this Agreement.

(e) This Section 4.01 will not limit in any way any of the following Consenting Creditor rights:

(i) upon the termination of this Agreement or the termination of the automatic stay as to property or interests in property which secure any Debtor Claims or DIP Claims upon motion by a person or entity other than a Consenting Creditor, after notifying counsel to the Debtor in accordance with Section 11.11(a) of this Agreement, from exercising any right or remedy for enforcement, collection, or recovery on account of such Debtor Claims or DIP Claims;

(ii) to take or direct any action relating to maintenance, protection, or preservation of any collateral under either the DIP Credit Agreement or the Senior Secured Indenture and the documents related thereto;

(iii) to take or direct any action to participate in any sale of any of the Debtor’s assets, whether under section 363 of the Bankruptcy Code or otherwise, or from taking any direct or indirect action in furtherance of a credit bid under the DIP Credit Agreement, or under the Senior Secured Indenture, or the Final DIP Order, or under the Bankruptcy Code; or

(iv) from taking any direct or indirect action in furtherance of the Backstop Commitment Agreement, the Exit Financing Commitment Agreements, the Restructuring Transactions and any of the Plan Transaction Documents.

As used in this Agreement, “Debtor Claims” means those Claims or interests classified under the Plan, including each of the Senior Secured Note Claims and any other Claims or interests junior to the Senior Secured Note Claims that any UNC Member may hold against the Debtor. For the avoidance of doubt, Debtor Claims does not include claims under the Existing European Facilities (as defined in the Plan Term Sheet) or under the DIP Credit Agreement.

4.02. Commitments of the Company.

(a) During the Effective Period, the Company shall:

(i) use commercially reasonable efforts in good faith to obtain orders of the Bankruptcy Court in respect of the Restructuring Transactions, including, but not limited to, obtaining entry of the PSA Approval Order, the BCA Approval Order, the Rights Offering Procedures Order, the Disclosure Statement Order and the Confirmation Order;

(ii) support and take all steps reasonably necessary or desirable to consummate the Restructuring Transactions in accordance with this Agreement, including the preparation and filing within the time-frame provided in this Agreement of the Plan Transaction Documents, effectuating the Rights Offering Procedures and obtaining the Exit Financing Commitments;

(iii) execute and deliver any other required agreements to effectuate and consummate the Restructuring Transactions;

(iv) obtain any and all required regulatory and/or third-party approvals necessary for the consummation of the Restructuring Transactions;

(v) effectuate the Restructuring Transactions within the time-frame provided in this Agreement; and

(vi) not object to, delay, impede, or take any other action that is materially inconsistent with, or is intended or is likely to interfere in a material way with acceptance or implementation of the Restructuring Transactions.

(b) The Company represents and warrants to the Consenting Creditors that, other than the joint venture transaction in China to which the Company is a party and the sale of certain interests in Tudor India Ltd., there are no pending agreements (oral or written) or understandings with respect to any plan of reorganization or liquidation, proposal, offer, dissolution, winding up, liquidation, reorganization, recapitalization, merger, consolidation, business combination, joint venture, partnership, or restructuring. If the Company makes or receives a written proposal or expression of interest regarding any plan of reorganization or liquidation, proposal, offer, dissolution, winding up, liquidation, reorganization, recapitalization, merger, consolidation, business combination, joint venture, partnership, or restructuring involving the Company, or any of its assets, properties or businesses (other than the Plan or a Sale (as defined below)) (in each case, an “Alternative Transaction”), the Company shall promptly notify counsel to the Unofficial Noteholder Committee of the terms of any such proposal made by the Company and of the receipt of any such proposal or expression of interest relating to an Alternative Transaction, with such notice to include the material terms thereof, including (unless prohibited by a separate agreement) the identity of the person or group of persons involved. Unless prohibited by the terms of the Alternative Transaction or a separate agreement, the Company shall promptly furnish counsel to the Unofficial Noteholder Committee with copies of any written offer or other information that it makes or receives relating to an Alternative Transaction and shall keep counsel to the Unofficial Noteholder Committee reasonably informed of any material changes to such Alternative Transaction. To the extent prohibited by the terms of an Alternative Transaction or separate agreement from disclosing the terms thereof to the Unofficial Noteholder Committee, the Company will use reasonable efforts to obtain the consent of the party proposing an Alternative Transaction to provide counsel to the Unofficial Noteholder Committee (under a reasonably acceptable confidentiality agreement) the information contemplated under this Section 4.02(b) of this Agreement. To the extent the Company receives an Alternative Transaction and the Consenting Creditors subsequently propose modifications to the terms of the Restructuring Transactions contemplated hereby, the Company shall be permitted to fully inform counsel to any parties providing an Alternative Transaction of any material changes to the Restructuring Transactions.

(c) Notwithstanding subsections (a) and (b) of this Section 4.02 of this Agreement, during the Effective Period the Company will diligently pursue a sale of substantially all, or a portion of, its assets, properties, businesses or equity interests (such sale and the process related thereto, a “Sale”). The Company will provide periodic updates concerning such Sale to the Consenting Creditors at times mutually agreed upon by the Company and the Required Consenting Creditors; provided, however, for the avoidance of doubt, Section 4.02(b) of this Agreement governs the Company’s obligations with respect to sharing information regarding an Alternative Transaction.

(d) Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall require the Company, or any director, manager or officer of the Company, in such person’s capacity as a director, manager or officer of the Company, to take any action, or to refrain from taking any action that is reasonably determined, after consulting with counsel, to be inconsistent with the Company’s or such director’s, manager’s or officer’s fiduciary obligations under applicable law.

4.03. Commitments of the Company and the Consenting Creditors. During the Effective Period, the Company and each Consenting Creditor agree that each Consenting Creditor shall be afforded an opportunity to become a Backstop Party for the New Money Investment (as defined in the Plan Term Sheet) to purchase up to its pro rata share of Second Lien Convertible Notes (as defined in the Plan Term Sheet) in proportion to the principal amount of Senior Secured Notes held, as of such date of determination, by all Consenting Creditors. Prior to entering into any agreement with any third party with respect to a backstop for the New Money Investment (as defined in the Plan Term Sheet), the Company shall offer each Consenting Creditor the opportunity to backstop the New Money Investment (as defined in the Plan Term Sheet) on the most favorable terms offered to such third party.

4.04. Transfer of Interests and Securities.

(a) During the Effective Period, each Consenting Creditor agrees for itself and on behalf of the accounts and funds within its control not to sell, use, pledge, assign, transfer, permit the participation in, or otherwise dispose of (each, a “Transfer”) any ownership (including any beneficial ownership)2 in the Debtor Claims or DIP Claims unless the intended transferee executes and delivers to counsel to the Debtor on the terms set forth in this Section 4.04 an executed transfer agreement in the form attached hereto as Exhibit B (a “Transfer Agreement”) before such Transfer is effective, it being understood that any Transfer shall not be effective as against the Debtor until notification of such Transfer in accordance with Section 11.11 of this Agreement and a copy of the executed Transfer Agreement is received by counsel to the Debtor (a transferee that satisfies the requirements of this Section 4.04 and Exhibit B, a “Permitted Transferee,” and such Transfer, a “Permitted Transfer”).

(b) Notwithstanding anything to the contrary in this Agreement, (i) the foregoing provisions shall not preclude any Consenting Creditor from settling or delivering securities or bank debt to settle any confirmed transaction pending as of the date of such Consenting Creditor’s entry into this Agreement (subject to compliance with applicable securities laws), it being understood that such Debtor Claims or DIP Claims so acquired shall be subject to the terms of this Agreement, and (ii) a Qualified Marketmaker3 that acquires any of the Debtor Claims or DIP Claims with the purpose and intent of acting as a Qualified Marketmaker for such Debtor Claims or DIP Claims, shall not be required to execute and deliver to counsel a Transfer Agreement or otherwise agree to be bound by the terms and conditions set forth in this Agreement if such Qualified Marketmaker transfers such Debtor Claims or DIP Claims (by purchase, sale, assignment, participation, or otherwise) within ten (10) business days of its acquisition (the “Transfer Period”) to a Consenting Creditor or Permitted Transferee (including, for the avoidance of doubt, the requirement that such transferee execute a Transfer Agreement) and the transfer otherwise is a Permitted Transfer. Any Transfer to a Qualified Marketmaker shall be void ab initio to the extent that such Qualified Marketmaker has not executed a written agreement to be bound by the terms of this Agreement or delivered the Debtor Claims or DIP Claims to a Consenting Creditor or Permitted Transferee, as applicable, within the Transfer Period.

(c) This Agreement shall in no way be construed to preclude the Consenting Creditors from acquiring additional Debtor Claims or DIP Claims; provided, however, that (i) any Consenting Creditor that acquires additional Debtor Claims or DIP Claims after the Agreement Effective Date shall promptly notify counsel to the Company and counsel to the Unofficial Noteholder Committee of such acquisition including the amount of such acquisition and (ii) such acquired Debtor Claims and DIP Claims shall automatically and immediately upon acquisition by a Consenting Creditor be deemed subject to the terms of this Agreement (regardless of when or whether notice of such acquisition is given to the aforementioned counsel).

[2]	As used in this Agreement , the term “beneficial ownership” means the direct or indirect economic ownership of, and/or the power, whether by contract or otherwise, to direct the exercise of the voting rights and the disposition of, the Debtor Claims or the right to acquire such Claims or interests.
[3]	As used in this Agreement, the term “Qualified Marketmaker” means an entity that (a) holds itself out to the public or the applicable private markets as standing ready in the ordinary course of business to purchase from customers and sell to customers claims of the Debtor (or enter with customers into long and short positions in claims against the Debtor), in its capacity as a dealer or market maker in claims against the Debtor and (b) is, in fact, regularly in the business of making a market in claims against issuers or borrowers (including debt securities or other debt).

(d) Any Transfer made in violation of this Section 4.04 of this Agreement shall be void ab initio. Any Consenting Creditor that effectuates a Permitted Transfer to a Permitted Transferee shall have no liability under this Agreement arising from or related to the failure of the Permitted Transferee to comply with the terms of this Agreement.

4.05. Representations and Warranties of Consenting Creditors. Each Consenting Creditor, severally, and not jointly, represents and warrants that:

(a) it is the beneficial owner of the face amount of the Debtor Claims and DIP Claims, or is the nominee, investment manager, or advisor for beneficial holders of the Debtor Claims or DIP Claims, as reflected in such Consenting Creditor’s signature block to this Agreement (such Debtor Claims, the “Owned Debtor Claims” and such DIP Claims, the “Owned DIP Claims” and together with the Owned Debtor Claims, the “Owned Claims”);

(b) it has the full power and authority to act on behalf of, vote and consent to matters concerning the Owned Claims;

(c) the Owned Claims are free and clear of any pledge, lien, security interest, charge, Claim, equity, option, proxy, voting restriction, right of first refusal, or other limitation on disposition, transfer, or encumbrances of any kind, that would adversely affect in any way such Consenting Creditor’s ability to perform any of its obligations under this Agreement at the time such obligations are required to be performed;

(d) (i) it is either (A) a “qualified institutional buyer” as defined in Rule 144A of the Securities Act, (B) an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3), or (7) under the Securities Act of 1933, as amended (the “Securities Act”)), (C) a non-U.S. person as defined in Regulation S under the Securities Act (“Regulation S”) and acquires any securities of the Debtor in transactions outside the United States within the meaning of Regulation S, or (D) the foreign equivalent of (A) or (B) above, and (ii) any securities of the Debtor acquired by the applicable Consenting Creditor in connection with the Restructuring Transactions will have been acquired for investment and not with a view to distribution or resale in violation of the Securities Act; and

(e) as of the date hereof, it has no actual knowledge of any event that, due to any fiduciary or similar duty to any other person or entity, would prevent it from taking any action required of it under this Agreement.

Section 5. Mutual Representations, Warranties, and Covenants. Each of the Parties represents, warrants, and covenants to each other Party:

5.01. Enforceability. It is validly existing and in good standing under the laws of the state of its organization, and this Agreement is a legal, valid, and binding obligation of such Party, enforceable against it in accordance with its terms, except as enforcement may be limited by applicable laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability; provided however, that until entry of the PSA Approval Order, this Agreement shall only be binding on the Debtor to the extent permissible in the absence of Bankruptcy Court approval.

5.02. No Consent or Approval. Except as expressly provided in this Agreement or the Bankruptcy Code, no consent or approval is required by any other person or entity (subject to necessary Bankruptcy Court approval and/or regulatory approvals associated with the Restructuring Transactions) in order for it to effectuate the Restructuring Transactions contemplated by, and perform its respective obligations under, this Agreement.

5.03. Power and Authority. Except as expressly provided in this Agreement (and subject to necessary Bankruptcy Court approval and/or regulatory approvals associated with the Restructuring Transactions), it has all requisite corporate or other power and authority to enter into, execute, and deliver this Agreement and to effectuate the Restructuring Transactions contemplated by, and perform its respective obligations under, this Agreement.

5.04. Governmental Consents. Except as expressly set forth in this Agreement and with respect to the Company’s performance of this Agreement, subject to necessary Bankruptcy Court approval and/or regulatory approvals associated with the Restructuring Transactions, the execution, delivery and performance by it of this Agreement does not, and shall not, require any registration or filing with consent or approval of, or notice to, or other action to, with or by, any federal, state, or other governmental authority or regulatory body.

5.05. No Conflicts. The execution, delivery, and performance of this Agreement does not and shall not: (a) violate any provision of law, rules or regulations applicable to it or any of its subsidiaries in any material respect; (b) violate its certificate of incorporation, bylaws, or other organizational documents or those of any of its subsidiaries; or (c) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any contractual obligation to which it is a party, which conflict, breach, or default, would have a material adverse effect on the Restructuring Transactions.

Section 6. Acknowledgement. Notwithstanding any other provision in this Agreement, this Agreement is not and shall not be deemed to be an offer with respect to any securities or solicitation of votes for the acceptance of a plan of reorganization for purposes of sections 1125 and 1126 of the Bankruptcy Code or otherwise. Any such offer or solicitation will be made only in compliance with all applicable securities laws and provisions of the Bankruptcy Code. The Company will not solicit acceptances of any Plan from Consenting Creditors in any manner inconsistent with the Bankruptcy Code or applicable non-bankruptcy law.

Section 7. Certain Additional Chapter 11 Matters.

7.01. During the Effective Period, the Debtor will use commercially reasonable efforts to provide: (i) definitive draft copies of all material motions, pleadings and other documents (including any regulatory submissions) that the Debtor intends to file with any court or regulatory body (including, the Bankruptcy Court) relating to the Chapter 11 Case, the Restructuring Transactions or with respect to any of the Debtor’s regulated facilities, to counsel to the Unofficial Noteholder Committee at least two (2) business days before the date on which the Debtor intends to file any such document; and (ii) definitive draft copies of all Plan Transaction Documents to counsel to the Unofficial Noteholder Committee at least three (3) business days before the date on which the Debtor intends to file such documents.

7.02. The Parties shall cooperate with each other in good faith and shall coordinate their activities (to the extent possible and permitted by law and subject to the terms of this Agreement) in respect of the consummation of the transactions contemplated by this Agreement.

Section 8. Termination Events.

8.01. Consenting Creditors’ Termination Events. This Agreement may be terminated as between the Consenting Creditors and the Debtor, by the delivery to the Debtor, of a written notice in accordance with Section 11.11 of this Agreement by the Required Consenting Creditors, in the exercise of their discretion, upon the occurrence and continuation of any of the following events:

(a) upon the occurrence and continuation of an “Event of Default” under the DIP Credit Agreement, subject to any cure periods provided thereunder or waiver of such an Event of Default by the DIP Agent or Required Lenders (as defined in the DIP Credit Agreement);

(b) if the Backstop Commitment Agreement is not executed by December 10, 2014;

(c) the Bankruptcy Court shall not have entered the PSA Approval Order and the BCA Approval Order authorizing the Debtor to enter into a Backstop Commitment Agreement materially consistent with the Plan Term Sheet and otherwise satisfactory to the Required Consenting Creditors on or before January 15, 2015;

(d) the Bankruptcy Court shall not have approved the Solicitation Materials and entered the Disclosure Statement Order and the Rights Offering Procedures Order, each in form and substance reasonably satisfactory to the Required Consenting Creditors, on or before January 15, 2015;

(e) the Debtor shall not have commenced solicitation of votes for the Plan on or before January 19, 2015 in accordance with the Solicitation Materials and the Disclosure Statement Order;

(f) the Bankruptcy Court shall not have entered the Confirmation Order in form and substance reasonably satisfactory to the Required Consenting Creditors on or before March 10, 2015;

(g) the effective date of the Plan (the “Plan Effective Date”) shall not have occurred by 11:59 p.m., New York City time on or before March 31, 2015 (the “Plan Outside Date”);

(h) the Plan or Disclosure Statement is amended or modified in any manner that is materially adverse to the Consenting Creditors and is not otherwise reasonably satisfactory to the Required Consenting Creditors;

(i) the termination of the Backstop Commitment Agreement, once entered into, pursuant to its terms, or the conditions precedent set forth in the Backstop Commitment Agreement, once entered into, become incapable of being or are not satisfied or have not otherwise been waived;

(j) any of the PSA Approval Order, the BCA Approval Order, the Disclosure Statement Order, the Rights Offering Procedures Order, or the Confirmation Order is not entered, is entered in form and substance that is not reasonably satisfactory to the Required Consenting Creditors, or does not become, or ceases to be, effective;

(k) any of the PSA Approval Order, the BCA Approval Order, the Disclosure Statement Order, the Rights Offering Procedures Order, the Confirmation Order or the Final DIP Order is reversed, stayed, dismissed, vacated, reconsidered or is materially modified or materially amended after entry in a manner that is not reasonably satisfactory to the Required Consenting Creditors;

(l) the breach by the Company of any of its representations, warranties, or covenants as set forth in this Agreement that would materially and adversely affect the Restructuring Transactions or the recovery of any Consenting Creditor as contemplated by the Restructuring Transactions; provided, however, that to terminate this Agreement pursuant to this Section 8.01(l), the Required Consenting Creditors shall transmit a notice to the Company detailing any such breach, and if such breach is capable of being cured, the Company shall have seven (7) days after receiving such notice to cure such breach;

(m) an examiner (with expanded powers beyond those set forth in section 1106(a)(3) and (4) of the Bankruptcy Code), or a trustee or receiver or other responsible officer shall have been appointed in the Chapter 11 Case;

(n) the entry of a ruling or order by the Bankruptcy Court or any other court with appropriate jurisdiction, or the issuance by any governmental authority, including any regulatory authority of competent jurisdiction, of any injunction, judgment, decree, charge, ruling or order, in each case which would have the effect of preventing consummation of or that would materially and adversely affect the Restructuring Transactions or that has a material adverse impact on the recovery of any Consenting Creditor as determined by the Required Consenting Creditors in their sole discretion, it being understood that among other things, (i) any adverse ruling affecting the collateral (as set forth in the Senior Secured Indenture and related documents) securing the Senior Secured Note Claims (the “Senior Secured Notes Collateral”) or the collateral securing the DIP Claims inconsistent with the Final DIP Order (including the representations contained therein), (ii) the appointment of a statutory committee of equity security holders under section 1102 of the Bankruptcy Code, or (iii) any action taken by any regulatory agency against any of the Company’s facilities in the U.S. or elsewhere which could reasonably be expected to materially and adversely affect the Restructuring Transactions or that has a material adverse impact on the recovery of any Consenting Creditor as determined by the Required Consenting Creditors in their sole discretion, shall each constitute a Termination Event under this subsection 8.01(n); provided, however, that the Company shall have ten (10) days after issuance of such injunction, judgment, decree, charge, ruling or order to obtain relief that would allow consummation of the Restructuring Transactions that (i) does not prevent or diminish in a material way compliance with the terms of this Agreement or (ii) is otherwise satisfactory to the Required Consenting Creditors;

(o) any of the Plan Transaction Documents shall have been modified in any material respect or withdrawn, without the prior written consent of the Required Consenting Creditors such that any of such Plan Transaction Documents is not in form and substance reasonably satisfactory to the Required Consenting Creditors;

(p) the Bankruptcy Court grants relief terminating, annulling, or modifying the automatic stay (as set forth in section 362 of the Bankruptcy Code) with regard to any material assets of the Company, or the collateral securing the Senior Secured Notes or the DIP Claims, that would materially and adversely affect the Restructuring Transactions, without the prior written consent of the Required Consenting Creditors; or

(q) the occurrence or existence of any event that would materially and adversely affect the Restructuring Transactions or the Company.

8.02. Debtor’s Termination Events. The Debtor may terminate this Agreement as to all Parties upon five (5) business days’ prior written notice, delivered in accordance with Section 11.11 of this Agreement, upon the occurrence of any of the following events: (a) the Plan Effective Date shall not have occurred by the Plan Outside Date; (b) the breach by any of the Consenting Creditors of any material provision set forth in this Agreement that remains uncured for a period of seven (7) days after the receipt by the Consenting Creditors of notice of such breach in accordance with Section 11.11 of this Agreement; (c) the issuance by any Governmental Entity of any final, non-appealable ruling or order enjoining the consummation of a material portion of the Restructuring Transactions; or (d) if the Debtor reasonably determines, after consultation with counsel, that the failure to terminate this Agreement would be inconsistent with its fiduciary duties under applicable law as referenced in Section 4.02(d) hereof.

8.03. Mutual Termination. This Agreement and the obligations of all Parties hereunder, may be terminated by mutual agreement among all of the following: (a) Required Consenting Creditors and (b) the Debtor.

8.04. Automatic Termination. This Agreement shall terminate automatically without any further required action or notice on the earlier to occur of (i) the Plan Effective Date, (ii) the date on which the Consenting Creditors represent less than 20% of the aggregate principal amount of Senior Secured Note Claims, (iii) the conversion of the Chapter 11 Case to a case under chapter 7 of the Bankruptcy Code, or (iv) the dismissal of the Chapter 11 Case.

8.05. Individual Consenting Creditor Termination. Notwithstanding anything to the contrary in this Agreement, a Consenting Creditor may terminate its rights and obligations under this Agreement without affecting the other Parties’ rights and obligations by providing notice of the same in accordance with Section 11.11 of this Agreement if, and only if:

(a) the Plan (as filed with the Bankruptcy Court) or any backstop commitment agreement (including the Backstop Commitment Agreement) entered into by the Required Consenting Creditors alters the treatment of Senior Secured Note Claims or DIP Claims set forth in the Plan Term Sheet in a manner materially adverse to Consenting Creditors, it being understood that any Economic Change (as defined below) shall be deemed materially adverse to Consenting Creditors;

(b) the Backstop Commitment Agreement is not executed by December 10, 2014;

(c) the Plan Effective Date does not occur by the Plan Outside Date;

(d) upon the Required Consenting Creditors agreeing to support, in writing, an amendment, modification or supplement to this Agreement or the Plan Term Sheet that constitutes an Economic Change (as defined below) to which a Consenting Creditor does not consent;

(e) either (i) the Company pursues a Sale that is not acceptable to a Consenting Creditor, or (ii) the Company fails to pursue a Sale that is acceptable to the Consenting Creditor;

(f) the Company (y) pursues any Alternative Transaction, including any plan of reorganization (other than the Plan), or (z) files, propounds, or otherwise publicly supports or announces that the Debtor or any of its subsidiaries will support any Sale not acceptable to a Consenting Creditor, an Alternative Transaction (including any plan of reorganization other than the Plan), or files any motion or application seeking authority to sell any material assets, without the prior written consent of each Consenting Creditor; or

(g) upon the execution of a purchase agreement for some or all of the assets of the Debtor pursuant to a credit bid that has the consent of the Required Term Lenders (as defined in the DIP Credit Agreement) regardless of such Consenting Creditor’s consent thereto.

As used in this Agreement, the term “Economic Change” means any amendment, modification, supplement, change or agreement that affects the economic terms of, or participation rights under, this Agreement, the Plan Term Sheet, or the Plan Transaction Documents, including the priority, fees, interest rates, maturity, equity splits, participation rights in, or other terms of the First Lien High Yield Notes (as defined in the Plan Term Sheet) and the Second Lien Convertible Notes (as defined in the Plan Term Sheet).

8.06. Effect of Termination. Other than as set forth in Section 8.02(d) of this Agreement, no Party may terminate this Agreement if such Party failed to perform or comply in all material respects with the terms and conditions of this Agreement, with such failure to perform or comply causing, or resulting in, the occurrence of one or more termination events specified in this Agreement. The date on which termination of this Agreement as to a Party is effective in accordance with Sections 8.01-8.05 of this Agreement shall be referred to as a “Termination Date”. Except as set forth below, upon the occurrence of a Termination Date as to a Party, this Agreement shall be of no further force and effect and each Party subject to such termination shall be released from its commitments, undertakings, and agreements under or related to this Agreement and shall have the rights and remedies that it would have had, had it not entered into this Agreement, and shall be entitled to take all actions, whether with respect to the Restructuring Transactions or otherwise, that it would have been entitled to take had it not entered into this Agreement; provided, however, that no such termination shall relieve any Party from liability for its breach or non-performance of its obligations hereunder prior to the date of such termination; provided, further, that Section 8.07 of this Agreement shall survive the termination of this Agreement. Upon the occurrence of a Termination Date, any and all consents or ballots tendered by the Parties subject to such termination before a Termination Date shall be deemed, for all purposes, to be null and void from the first instance and shall not be considered or otherwise used in any manner by the Parties in connection with the Restructuring Transactions and this Agreement or otherwise. Notwithstanding anything to the contrary in this Agreement, the foregoing shall not be construed to prohibit the Debtor or any of the Consenting Creditors from contesting whether any such termination is in accordance with its terms or to seek enforcement of any rights under this Agreement that arose or existed before such Termination Date, nor to seek enforcement of any rights under the Backstop Commitment Agreement or the other Exit Financing Agreements.

8.07. No Violation of Automatic Stay. The automatic stay applicable under section 362 of the Bankruptcy Code shall not prohibit a Consenting Creditor from taking any action necessary to effectuate the termination of this Agreement pursuant to the terms hereof.

Section 9. Amendments. This Agreement and the Plan Term Sheet may not be modified, amended, or supplemented in any manner except in writing signed by all of the following: (a) the Required Consenting Creditors and (b) the Debtor; provided, however, that (x) any Economic Change or (y) any modification, amendment or supplement to Section 8.05 or this Section 9 of this Agreement, shall require the consent of each Consenting Creditor.

Section 10. Waiver. The terms and conditions of this Agreement (other than (a) those set forth in Section 8.05 and Section 9 of this Agreement and (b) an Economic Change, each of which may only be waived in accordance with Section 9 of this Agreement) may be waived (x) by the Debtor only by a written instrument executed by the Debtor and (y) by the Required Consenting Creditors only by a written instrument executed by all of the Required Consenting Creditors. No delay on the part of any Party in exercising any right, power or privilege pursuant to this Agreement will operate as a waiver thereof, nor will any waiver on the part of any Party of any right, power or privilege pursuant to this Agreement, nor will any single or partial exercise of any right, power or privilege pursuant to this Agreement, preclude any other or further exercise thereof or the exercise of any other right, power or privilege pursuant to this Agreement.

Section 11. Miscellaneous.

11.01. Further Assurances. Subject to the other terms of this Agreement, the Parties agree to negotiate in good faith all documentation relating to the Restructuring Transactions and execute and deliver such other instruments and perform such acts, in addition to the matters herein specified, as may be reasonably appropriate or necessary, or as may be required by order of the Bankruptcy Court, from time to time, to effectuate the Restructuring Transactions, as applicable.

11.02. Time is of the Essence. The time for performance of this Agreement shall be of the essence to this Agreement.

11.03. No Admission. This Agreement is a settlement only and shall not be construed or deemed to be an admission by any Party to this Agreement as to the underlying economics of the Restructuring Transactions or any part thereof, including with respect to any return on investment contemplated therein or the valuation of any assets, the Debtor or the Company.

11.04. Complete Agreement. This Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements, oral or written, among the Parties with respect thereto.

11.05. Headings. The headings of all sections of this Agreement are inserted solely for the convenience of reference and are not a part of and are not intended to govern, limit, or aid in the construction or interpretation of any term or provision hereof.

11.06. GOVERNING LAW; SUBMISSION TO JURISDICTION; SELECTION OF FORUM. THIS AGREEMENT IS TO BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN SUCH STATE, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF. Each Party hereto agrees that it shall bring any action or proceeding in respect of any Claim arising out of or related to this Agreement, to the extent possible, in the Bankruptcy Court (or court of proper appellate jurisdiction) (collectively, the “Chosen Courts”) and solely in connection with Claims arising under this Agreement: (a) irrevocably submits to the exclusive jurisdiction of the Chosen Courts; (b) waives any objection to laying venue in any such action or proceeding in the Chosen Courts; and (c) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any Party hereto.

11.07. Trial by Jury Waiver. EACH PARTY HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

11.08. Execution of Agreement. This Agreement may be executed and delivered in any number of counterparts and by way of electronic signature and delivery, each such counterpart, when executed and delivered, shall be deemed an original, and all of which together shall constitute the same agreement. Except as expressly provided in this Agreement, each individual executing this Agreement on behalf of a Party has been duly authorized and empowered to execute and deliver this Agreement on behalf of said Party.

11.09. Interpretation and Rules of Construction. This Agreement is the product of negotiations among the Company and the Consenting Creditors, and in the enforcement or interpretation hereof, is to be interpreted in a neutral manner, and any presumption with regard to interpretation for or against any Party by reason of that Party having drafted or caused to be drafted this Agreement, or any portion hereof, shall not be effective in regard to the interpretation hereof. The Company and the Consenting Creditors were each represented by counsel during the negotiations and drafting of this Agreement and continue to be represented by counsel. In addition, this Agreement shall be interpreted in accordance with section 102 of the Bankruptcy Code.

11.10. Successors and Assigns. This Agreement is intended to bind and inure to the benefit of the Parties and their respective successors and permitted assigns, as applicable. There are no third party beneficiaries under this Agreement. The rights or obligations of any Party under this Agreement may not be assigned, delegated, or transferred to any other person or entity, provided however, that a Consenting Creditor may assign its rights or obligations under this Agreement in accordance with and to the extent permitted in Section 4.04 of this Agreement.

11.11. Notices. All notices hereunder shall be deemed given if in writing and delivered, if sent by electronic mail, courier, or registered or certified mail (return receipt requested) to the following addresses (or at such other addresses as shall be specified by like notice):

(a) if to Exide or Exide C.V., to:

Exide Technologies

13000 Deerfield Parkway

Building 200

Milton, Georgia 30004

Attention: Phillip A. Damaska, Barbara Hatcher

E-mail address: phillip.damaska@exide.com, barbara.hatcher@exide.com;

with copies (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, NY 10036-6522

Attention: Kenneth S. Ziman, J. Eric Ivester

E-mail addresses: ken.ziman@skadden.com, eric.ivester@skadden.com

Skadden, Arps, Slate, Meagher & Flom LLP

155 N. Wacker Dr.

Chicago, IL 60606

Attention: James J. Mazza, Jr.

E-mail address: james.mazza@skadden.com

and

Skadden, Arps, Slate, Meagher & Flom LLP

920 N. King Street

Wilmington, DE 19801

Attention: Steven J. Daniels

E-mail address: steven.daniels@skadden.com

(b) if to a Consenting Creditor, to counsel for the Unofficial Noteholder Committee:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019-6064

Attention: Alan W. Kornberg, Alice Belisle Eaton

E-mail addresses: akornberg@paulweiss.com, aeaton@paulweiss.com

Young Conaway Stargatt & Taylor, LLP

Rodney Square

1000 North King Street

Wilmington, DE 19801

Attention: Pauline K. Morgan, Andrew L. Magaziner

E-mail addresses: pmorgan@ycst.com, amagaziner@ycst.com

or such other address as may have been furnished by a Party to each of the other Parties by notice given in accordance with the requirements set forth above.

Any notice given by delivery, mail, or courier shall be effective when received.

11.12. Independent Due Diligence and Decision Making. Each Consenting Creditor hereby confirms that its decision to execute this Agreement has been based upon its independent investigation of the operations, businesses, financial and other conditions, and prospects of the Company.

11.13. Waiver. If the Restructuring Transactions are not consummated, or if this Agreement is terminated for any reason, the Parties fully reserve any and all of their rights. Pursuant to Federal Rule of Evidence 408 and any other applicable rules of evidence, this Agreement and all negotiations relating hereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms, pursue the consummation of the Restructuring Transactions, or the payment of damages to which a Party may be entitled under this Agreement.

11.14. Remedies. All remedies that are available at law or in equity (including specific performance and injunctive or other equitable relief) to any Party for a breach of this Agreement by another Party shall be available to the non-breaching Party; provided, however, that if there is a breach of this Agreement by a Party, the Parties agree that money damages shall be an insufficient remedy to the non-breaching Parties hereto, and that the non-breaching Parties hereto shall be entitled to seek specific performance as against the breaching Party; provided further, however, that in connection with any remedy asserted in connection with this Agreement, each Party agrees to waive any requirement for the securing or posting of a bond in connection with any remedy.

11.15. Several, Not Joint, Claims. The agreements, representations, warranties, and obligations of the Parties under this Agreement are, in all respects, several and not joint.

11.16. Severability and Construction. If any provision of this Agreement shall be held by a court of competent jurisdiction to be illegal, invalid, or unenforceable, the remaining provisions shall remain in full force and effect if essential terms and conditions of this Agreement for each Party remain valid, binding, and enforceable.

11.17. Remedies Cumulative. All rights, powers, and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any right, power, or remedy thereof by any Party shall not preclude the simultaneous or later exercise of any other such right, power, or remedy by such Party.

11.18. No Third-Party Beneficiaries. Unless expressly stated in this Agreement, this Agreement shall be solely for the benefit of the Parties hereto and no other person or entity shall be a third-party beneficiary hereof.

11.19. Reservation of Rights. Any statement or provision of this Agreement or the Plan Term Sheet regarding the treatment of Debtor Claims and DIP Claims shall not be and shall not be deemed to be an admission or waiver of any rights of any of the Parties with respect thereto.

11.20. Consideration. It is hereby acknowledged by the Parties hereto that no consideration shall be due or paid, or has been paid, to any Consenting Creditor for its agreement to vote to accept the Plan in accordance with the terms and conditions of this Agreement other than the Debtor’s agreement to use its commercially reasonable efforts to obtain approval of the Disclosure Statement and reasonable best efforts to confirm the Plan in accordance with the terms and conditions of this Agreement.

11.21. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same agreement. Execution copies of this agreement may be delivered by facsimile or electronic mail which shall be deemed to be an original for the purposes of this paragraph

IN WITNESS WHEREOF, the Parties have executed this Agreement on the day and year first above written.

[Remainder of page intentionally left blank.]

Debtor Signature Page to the Plan Support Agreement

EXIDE TECHNOLOGIES

By:
Name:
Title:

Consenting Creditor Signature Page to

the Plan Support Agreement

Name:
Title:

Address:

E-mail address(es):
Telephone:
Facsimile:

Aggregate Amount of Classified Claims and Interests Beneficially Owned or Managed on Account of:
Senior Secured Notes	$
Convertible Notes
DIP Claims
Other Claims (e.g., Trade Claims)
Interests

EXHIBIT A to

the Plan Support Agreement

THIS TERM SHEET IS FOR DISCUSSION PURPOSES ONLY AND IS NOT A SOLICITATION OF ACCEPTANCES OR REJECTIONS WITH RESPECT TO A CHAPTER 11 PLAN OF REORGANIZATION. IT DOES NOT CONTAIN ALL OF THE TERMS OF A PROPOSED PLAN OF REORGANIZATION. THIS TERM SHEET SHALL NOT BE CONSTRUED AS (I) AN OFFER CAPABLE OF ACCEPTANCE, (II) A BINDING AGREEMENT OF ANY KIND, (III) A COMMITMENT TO ENTER INTO, OR OFFER TO ENTER INTO, ANY AGREEMENT OR (IV) AN AGREEMENT TO FILE ANY CHAPTER 11 PLAN OF REORGANIZATION OR DISCLOSURE STATEMENT OR CONSUMMATE ANY TRANSACTION OR TO VOTE FOR OR OTHERWISE SUPPORT ANY PLAN OF REORGANIZATION. THIS PLAN TERM SHEET IS A SETTLEMENT AND DOES NOT REFLECT THE VIEWS OF ANY PARTY AS TO THE VALUATION OF THE DEBTOR OR OF THE COMPANY.

Does Not Contain All Material Terms

PRELIMINARY TERMS AND CONDITIONS FOR PROPOSED PLAN OF

REORGANIZATION FOR EXIDE TECHNOLOGIES

November 4, 2014

This term sheet (the “Term Sheet”) describes certain of the principal terms of a proposed restructuring (the “Restructuring”) for Exide Technologies (the “Debtor” and as reorganized post-emergence, “Reorganized Exide,” and together with its non-debtor subsidiaries, the “Company”) to be implemented pursuant to a plan of reorganization (the “Plan”) consistent in all material respects with this Term Sheet to be filed in the Debtor’s chapter 11 case (the “Chapter 11 Case”) pending in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”). Capitalized terms used and not defined herein shall have the meanings ascribed to them in the Plan Support Agreement (the “PSA”).

IMPLEMENTATION OF RESTRUCTURING

The Restructuring set forth in this Term Sheet shall be effectuated through (i) the execution of the PSA by the Debtor and certain holders of Claims[1] (such Claims, the “Senior Secured Note Claims”) against Exide for 8 5/8% Senior Secured Notes due 2018 issued under that certain indenture dated as of January 25, 2011 (as amended, supplemented or otherwise modified from time to time, the “Senior Secured Indenture” and the indenture trustee appointed thereunder, the “Indenture Trustee”) that are referred to in the PSA as the “Consenting Creditors,” and (ii) the solicitation and confirmation of the Plan, which shall be in all material respects consistent with this Term Sheet and the PSA.

The parties to the PSA and their respective advisors shall negotiate in good faith and use all deliberate speed to negotiate the definitive documentation to implement the Restructuring consistent with the terms described in this Term Sheet and any related documentation, including without limitation, the PSA, the Plan and the disclosure statement describing the Plan (the “Disclosure Statement”), the backstop commitment agreement (the “Backstop Commitment Agreement” and the parties thereto other than the Debtor, the “Backstop Commitment Parties”) and

[1]	As used in this Term Sheet the term “Claim” has the meaning ascribed to such term in section 101(5) of the Bankruptcy Code.

other commitment agreements regarding exit financing in accordance with the Plan (such additional commitments, the “Exit Financing Commitment Agreements”), each of which shall be reasonably acceptable to (i) the Debtor and (ii) the Required Consenting Creditors.

All debt under the Plan that shall be surrendered, redeemed, exchanged or cancelled shall be deemed for all purposes, including income tax purposes, to be outstanding until the Plan Effective Date, and such debt shall not be deemed surrendered, redeemed, exchanged or cancelled on any date earlier than the Plan Effective Date.

Emergence Date	On or before March 31, 2015 (the “Emergence Date”).

PLAN FUNDING AND CAPITAL COMMITMENTS

The Plan will be funded with cash from operations and the debt issuances set forth below. Funded debt at emergence shall total $571.0 million comprising (i) $264.1 million of first lien notes (the “First Lien High Yield Notes”), (ii) $283.8 million of second lien convertible notes (the “Second Lien Convertible Notes”) and (iii) $23.1 million of local European debt.

Terms of participation in the First Lien High Yield Notes and Second Lien Convertible Notes are outlined below.

Minimum Liquidity	On the Plan Effective Date, Reorganized Exide will have available cash or cash equivalents (including undrawn amounts on the Exit ABL Revolver) in an amount of at least [$TBD] million, or such lesser amount as shall be agreed to by the Required Consenting Creditors.

Exit ABL Revolver

Current lenders of the DIP Credit Agreement, or some other lender or syndication of lenders reasonably acceptable to the Debtor and the Required Consenting Creditors, shall commit to fund a first-out, first-lien, asset based revolving credit facility in the principal amount of $225.0 million pursuant to a new credit facility containing terms and conditions satisfactory to the Debtor and the Required Consenting Creditors (the “Exit ABL Revolver”).

The Exit ABL Revolver shall be secured by a first lien on accounts, inventory and receivables (the “Exit ABL Revolver Collateral”) and a third lien on the First Lien High Yield Notes Collateral (defined below).

First Lien High Yield Notes

Reorganized Exide shall issue $264.1 million in First Lien High Yield Notes comprising $259.1 million issued pursuant to the DIP Term Loan Exchange (defined below) and $5.0 million issued as the DIP /Second Lien Conversion Funding Fee (as defined below).

Participation: $246.8 million of DIP Term Loan Claims shall be exchanged for $259.1 million of First Lien High Yield Notes, inclusive of original issue discount of 5% for every $100 of term loan claims under the DIP Credit Agreement (“DIP Term Loan Claims”) exchanged into First Lien High Yield Notes (the “DIP Term Loan Exchange”).

Interest Rate: 11.0% payable semi-annually and comprising 4.0% cash interest and 7.0% paid-in-kind interest.

Collateral: (i) a first lien on all real and personal property (excluding the Exit ABL Revolver Collateral), pledges of stock of subsidiaries (including the maximum allowable voting stock of Exide Technologies C.V.) and intercompany loans (collectively, the “First Lien High Yield Notes Collateral”) and (ii) a second lien on the Exit ABL Revolver Collateral.

Maturity: 5 years.

Prepayments: callable at 105 in year 1, 102 in year 2, 101 in year 3, and at par thereafter.

Other Terms: rated by at least one agency; such other terms as reasonably agreed to by the Required Consenting Creditors.

Second Lien Convertible Notes

Reorganized Exide shall issue $283.8 million in Second Lien Convertible Notes consisting of: $175.0 million of capital raised pursuant to the Rights Offering (the “New Money Investment”), $100.0 million in exchange of DIP Term Loan Claims pursuant to the DIP/Second Lien Conversion Option (defined below), and $8.8 million of fees to the Backstop Commitment Parties. The New Money Investment will include oversubscription rights.

The Backstop Commitment Parties and the Company shall continue to evaluate the feasibility of Exide Global Holding Netherlands C.V. issuing the Second Lien Convertible Notes or a convertible equity instrument (the “C.V. Equity Security”) containing economic terms that are substantially consistent with those of the Second Lien Convertible Notes, and otherwise as set forth in this Term Sheet, to be agreed upon by the Required Consenting Creditors. Upon the agreement of the Company, each of the Backstop Commitment Parties, and each of the Consenting Creditors, the Second Lien Convertible Notes or the C.V. Equity Securities, as the case may be, may be issued by Exide Global Holding Netherlands C.V.

Participation: Backstop Commitment Parties and participants in the Rights Offering will receive Second Lien Convertible Notes under the New Money Investment. Holders of DIP Term Loan Claims that consent to the DIP Term Loan Exchange shall, on the Plan Effective Date, have the option to exchange up to an aggregate of $100 million of DIP Term Loan Claims (the “DIP/Second Lien Conversion Option”) into Second Lien Convertible Notes.

Interest Rate: 7.0% paid-in-kind semi-annually.

Collateral: (i) second lien on the First Lien High Yield Notes Collateral and (ii) third lien on the Exit ABL Revolver Collateral.

Maturity: 2025, with two five-year extension options.

Conversion: (i) convertible at any time (without regard to size (i.e., each individual holder is eligible to convert)) into 80.0% of the New Common Stock (as defined below), which conversion percentage shall increase by interest paid-in-kind and which shall be, on a fully converted basis, subject to dilution from any Management Incentive Plan (defined below), and (ii) shall be subject to mandatory conversion at EBITDA thresholds to be determined.

Other Terms: such other terms as reasonably agreed to by the Required Consenting Creditors, including possible adjustment to address AHYDO issue.

European Debt	The Company shall maintain in good standing and on substantially the same terms as currently exist, its $23.1 million of foreign credit facilities and other debt at its European subsidiaries (the “Existing European Facilities”).

New Common Stock

Effective as of the Plan Effective Date, Reorganized Exide shall authorize and issue shares of common stock (the “New Common Stock”) such that after conversion of all of the Second Lien Convertible Notes and on a fully diluted basis, the New Common Stock is allocated (the “New Common Stock Allocation”) as follows:

15.0% to holders of Senior Secured Note Claims;

3.0% in payment of the DIP/Second Lien Conversion Funding Fee (defined below);

2.0% in payment of the DIP/Second Lien Backstop Commitment Fee (defined below); and

80.0% to holders of Second Lien Convertible Notes upon conversion of all of the Second Lien Convertible Notes.

The New Common Stock Allocation is subject to further dilution by paid-in-kind interest and any Management Incentive Plan (defined below).

Rights Offering and Backstop

Exide shall effectuate an offering in conjunction with and pursuant to the Plan and backstopped in accordance with the terms and conditions set forth in the Backstop Commitment Agreement containing terms and conditions customary for similar transactions and which are reasonably satisfactory to the Required Consenting Creditors (the “Rights Offering”) to existing holders of Senior Secured Notes [and members of the Unsecured Creditors Committee (as defined below)] that are accredited investors (“Accredited Investors”) or qualified institutional buyers (“QIBs”), as such terms are defined in Rule 144A promulgated under the Securities Act of 1933, as amended (the “Securities Act”), of rights to purchase up to $175.0 million of the Second Lien Convertible Notes.

Each such eligible holder of Senior Secured Notes shall be offered the right (the “Right”) to participate in the New Money Investment pro rata in proportion to the principal amount of Senior Secured Notes held by such holder on the record date (the aggregate amount offered to such holder, its “Pro Rata Participation Amount”).

Existing holders of Senior Secured Notes that are not Accredited Investors or QIBs shall not be permitted to participate in the Rights Offering, but instead shall receive comparable consideration of a kind and with a value reasonably acceptable to the Company and the Required Consenting Creditors.

The Backstop Commitment Parties will, severally and not jointly, backstop the Rights Offering and shall receive incremental consideration of 5.0% to be paid-in-kind with additional Second Lien Convertible Notes or structured as original issue discount.

Use of Proceeds	Reorganized Exide shall use the proceeds of the Exit ABL Revolver and the Rights Offering among other things to (a) pay in full in cash the DIP ABL Revolver, (b) pay administrative expenses and make other payments as are required to confirm the Plan and cause the Plan Effective Date to occur, and (c) use the remaining net proceeds to fund Reorganized Exide’s business plan and working capital requirements at the Plan Effective Date.

TREATMENT OF CLAIMS UNDER THE DIP CREDIT AGREEMENT

DIP ABL Revolver Claims	Claims under the DIP Credit Agreement revolving credit facility (the “DIP ABL Revolver Claims”) shall be Allowed in the aggregate amount of principal outstanding plus accrued interest to the Plan Effective Date plus applicable fees. Each Allowed DIP ABL Revolver Claim shall be paid in full in cash on the Plan Effective Date.

DIP Term Loan Claims	The DIP Term Loan Claims shall be Allowed in the aggregate amount of principal outstanding plus accrued interest to the Plan Effective Date plus applicable fees. If agreed, holders of DIP Term Loan Claims shall receive the right to participate in the DIP Term Loan Exchange and the DIP/Second Lien Conversion Option.

Holders of DIP Term Loan Claims shall also receive cash from the DIP Term Loan Refinancing Investment Option described below. Cash received from this option will retire DIP Term Loan Claims at par, pro rata, and the treatment applicable to such retired DIP Term Loan Claims under the Plan shall be transferred to the investors participating in the DIP Term Loan Refinancing Investment Option. For the avoidance of doubt, proceeds from the DIP Term Loan Refinancing Investment Option shall be allocated pro rata to all DIP Term Loan Claims and such claims shall be transferred to such investors by all holders of DIP Term Loan Claims on a pro rata basis.

DIP/Second Lien Conversion Option

On the Plan Effective Date, all holders of DIP Term Loan Claims may elect to exchange up to $100 million of DIP Term Loan Claims into either:

(a) the First Lien High Yield Notes issued at a discount such that exchanging holders of DIP Term Loan Claims shall receive First Lien High Yield Notes with original issue discount of 5% for DIP Term Loan Claims so exchanged, or

(b) (i) Second Lien Convertible Notes exchanged dollar for dollar, at par, for DIP Term Loan Claims so exchanged and (ii) as a funding fee, distributed to participating holders of DIP Term Loan Claims: (x) First Lien High Yield Notes in the aggregate amount of 5.0% of the DIP Term Loan Claims so exchanged ($5.0 million) and (y) 3.0% of fully-diluted New Common Stock (together, the “DIP/Second Lien Conversion Funding Fee”), which DIP/Second Lien Conversion Funding Fee shall be payable to the participating holders of DIP Term Loan Claims based on their pro rata participation.

Consenting Creditors shall backstop $100 million of the DIP/Second Lien Conversion Option through their existing holdings of DIP Term Loan Claims as follows:

(1) each Consenting Creditor will (x) exchange 28.8% of its DIP Term Loans into Second Lien Convertible Notes pursuant to the DIP/Second Lien Conversion Option and (y) the balance of its DIP Term Loans into First Lien High Yield Notes in accordance with this Term Sheet; and

(2) in the event that less than $100 million in DIP Term Loan Claims convert into Second Lien Convertible Notes pursuant to the DIP/Second Lien Conversion Option as of the Plan Effective Date (the amount less than $100 million, the “DIP Shortfall”), a percentage in addition to the 28.8% of such Consenting Creditors’ DIP Term Loans shall automatically also convert into Second Lien Convertible Notes (such additional percentage, the “DIP Backstop Percentage”), and be entitled to payment of fees on account thereof, in the amounts and percentages set forth on Exhibit C attached to the PSA. The DIP Shortfall will be allocated to such Consenting Creditor on a pro rata basis based upon its DIP Backstop Percentage set forth on Exhibit C to the PSA.

By way of illustration only, in the event that the DIP Shortfall totals $10 million and a Consenting Creditor agrees to a DIP Backstop Percentage of 25%, then an additional $2.5 million of DIP Term Loans held by such Consenting Creditor shall automatically convert into Second Lien Convertible Notes as of the Plan Effective Date.

Consenting Creditors that agree to the backstop by December 10, 2014, shall receive 2.0% of the fully-diluted New Common Stock which shall be allocated to such Members according to their DIP Backstop Percentage. This amount is in addition to any DIP/Second Lien Conversion Funding Fee to which such Members may also be entitled.

TREATMENT OF CLAIMS AND INTERESTS	Claims against and interests in the Debtor shall be classified under the Plan and subject to the treatment set forth below.

Administrative Expense Claims	Except with respect to administrative expense claims that are professional fee claims and except to the extent that a holder of an allowed administrative expense claim and the Debtor agree to less favorable treatment to such holder, each holder of an allowed administrative expense claim shall be paid in full in cash on the later of the initial distribution date under the Plan and the date such administrative expense claim is allowed, and the date such allowed administrative claim becomes due and payable, or as soon thereafter as is practicable; provided, however, that allowed administrative expense claims that arise in the ordinary course of the Debtor’s business shall be paid in full in the ordinary course of business in accordance with the terms and subject to the conditions of any agreements governing, instruments evidencing, or other documents relating to, such transactions.

Professional Claims

Final Fee Applications. All final requests for payment of professional claims and requests for reimbursement of expenses of members of the Unsecured Creditors Committee (as defined below) must be filed no later than sixty (60) days after the Plan Effective Date. After notice and a hearing in accordance with the procedures established by the Bankruptcy Code and prior orders of the Bankruptcy Court, the allowed amounts of such professional claims and expenses shall be determined by the Bankruptcy Court.

Payment of Interim Amounts. On the Plan Effective Date, the Debtor or Reorganized Exide shall pay all amounts owing to professionals for all outstanding amounts billed relating to prior periods through the Plan Effective Date, other than any holdback amounts held in escrow in accordance with prior orders of the Bankruptcy Court. In order to receive payment on the Plan Effective Date for unbilled fees and expenses incurred through the Plan Effective Date, no later than two (2) days prior to the Plan

Effective Date, the professionals shall estimate fees and expenses due for periods that have not been billed as of the Plan Effective Date and shall deliver such estimate to counsel for the Debtor. Within fifteen (15) days after the Plan Effective Date, a professional receiving payment for the estimated period shall submit a detailed invoice covering such period.

Holdback Escrow Account. On the Plan Effective Date, the Debtor or Reorganized Exide shall fund a holdback escrow account with cash equal to the aggregate holdback amount for all professionals, and such amounts shall be maintained in trust for the professionals with respect to whom fees have been held back pursuant to the prior orders of the Bankruptcy Court, to be paid upon final allowance by the Bankruptcy Court. Such funds shall not be considered property of the Debtor, Reorganized Exide, or the estate.

Priority Tax Claims	Except to the extent that a holder of an allowed priority tax claim and the Debtor agree to less favorable treatment to such holder, each holder of an allowed priority tax claim shall receive one of the following treatments on account of such Claim: (a) cash in an amount equal to the amount of such allowed priority tax claim, (b) cash in an amount agreed to by the Debtor (or Reorganized Exide) and such holder, provided, however, that such parties may further agree for the payment of such allowed priority tax claim to occur at a later date, or (c) at the sole option of the Debtor, cash in the aggregate amount of such allowed priority tax claim payable in installment payments over a period of not more than five (5) years after the Petition Date pursuant to section 1129(a)(9)(C) of the Bankruptcy Code.

Other Priority Claims	The allowed other priority claims of the Debtor shall be unimpaired. Except to the extent that a holder of an allowed other priority claim and the Debtor agree to less favorable treatment to such holder, each holder of an allowed other priority claim shall be paid in full in cash on the later of the initial distribution date under the Plan, the date such other priority claim is allowed and the date such allowed other priority claim becomes due and payable, or as soon thereafter as is practicable; provided, however, that other priority claims that arise in the ordinary course of the Debtor’s business and which are not due and payable on or before the Plan Effective Date shall be paid in the ordinary course of business in accordance with the terms thereof.

Treatment of Senior Secured Note Claims

The holders of Senior Secured Note Claims are impaired under the Plan and holders of Senior Secured Note Claims may vote to accept or reject the Plan.

The Senior Secured Note Claims shall be allowed in the aggregate amount of principal and accrued interest owing on the Senior Secured Notes as of the Petition Date. In the event of a Sale (defined below) (a) the Senior Secured Note Claims shall be Allowed as secured Claims in the amount of the value of the Collateral (as defined in the Senior Secured Indenture) (the

“Senior Secured Noteholder Secured Claim”) as determined at the Auction (defined below) and (b) the Senior Secured Note Claims shall be allowed as unsecured deficiency Claims (the “Deficiency Claim”) in the amount of the remaining balance of the obligations outstanding as of the Petition Date under the Senior Secured Notes.

If the class of Senior Secured Note Claims votes in favor of the Plan, upon the Plan Effective Date, the holders of Senior Secured Notes that are QIBs or Accredited Investors shall receive, in full and final satisfaction of the Senior Secured Note Claims:

(i) 15.0% of the fully diluted New Common Stock;

(ii) the right to participate in the New Money Investment described below; and

(iii) the right to participate in the DIP Term Loan Refinancing Investment Option described below.

New Money Investment. If the class of Senior Secured Note Claims votes in favor of the Plan, then the holders of Senior Secured Note Claims shall be entitled to participate, on a pro rata basis, in the New Money Investment. Certain parties, to be determined, will backstop the New Money Investment in exchange for a 5.0% backstop fee paid-in-kind with additional Second Lien Convertible Notes.

DIP Term Loan Refinancing Investment Option. If the class of Senior Secured Note Claims votes in favor of the Plan, then the holders of Senior Secured Note Claims that are QIBs or Accredited Investors shall be entitled to invest up to an additional $346.8 million on a pro rata basis, the proceeds of which shall be used to purchase DIP Term Loan Claims at par. Each investor’s participation in the DIP Term Loan Refinancing Investment Option shall be capped at its pro rata share of Senior Secured Note Claims. By purchasing the DIP Term Loan Claims, investors shall be entitled to the treatment applicable to DIP Term Loan Claims under the Plan.

Existing holders of Senior Secured Notes that are not Accredited Investors or QIBs shall not be permitted to participate in the New Money Investment or DIP Term Loan Refinancing Investment Option, but instead shall receive comparable consideration of a kind and with a value reasonably acceptable to the Company and the Required Consenting Creditors. In the event distributions of New Common Stock to existing holders of Senior Secured Notes that are not Accredited Investors or QIBs would require Reorganized Exide to be a public reporting company, such existing holders shall receive comparable consideration of a kind and with a value reasonably acceptable to the Company and the Required Consenting Creditors in lieu of a distribution of New Common Stock.

Dual Track / Sale Alternative

While pursuing confirmation of the Plan, the Debtor will market the Company and solicit bids for the Company or some or all of the Company’s assets (a “Sale”). If the Debtor determines during this sale process that, after consultation with the Required Consenting Creditors, a sale of some or all of the Company or some or all of its assets will generate more value to stakeholders than provided under the Plan, then the Company shall, after consultation with the Consenting Creditors, pursue such a sale either through a Plan pursuant to the PSA and section 1123 of the Bankruptcy Code, or as a sale pursuant to section 363 of the Bankruptcy Code.

In the event of a Sale or any other disposition of some or all of the Company or some or all of its assets, then holders of DIP Claims and Senior Secured Note Claims shall be entitled to credit bid the full amount of their Claims in accordance with sections 6.4 and 15.11 of the DIP Credit Agreement, the Final DIP Order, and the Bankruptcy Code.

Other Secured Claims

The allowed other secured Claims are unimpaired and holders of allowed other secured Claims may not vote to accept or reject the Plan.

Except to the extent that a holder of an allowed other secured claim and the Debtor agree to less favorable treatment to such holder, at the sole option of the Debtor, (a) each allowed other secured claim shall be reinstated and rendered unimpaired in accordance with section 1124(2) of the Bankruptcy Code, notwithstanding any contractual provision or applicable non-bankruptcy law that entitles the holder of an allowed other secured Claim to demand or to receive payment of such allowed other secured Claim prior to the stated maturity of such allowed other secured Claim from and after the occurrence of a default, (b) each holder of an allowed other secured Claim shall be paid in full in cash on the later of the initial distribution date under the Plan and the date such other secured Claim becomes an allowed other secured Claim, or as soon thereafter as is practicable, or (c) each holder of an allowed other secured Claim shall receive the collateral securing its allowed other secured Claim on the later of the initial distribution date under the Plan and the date such other secured Claim becomes an allowed other secured Claim, or as soon thereafter as is practicable.

Convertible Subordinated Note Claims	The subordinated convertible note Claims are impaired. [Further treatment TBD.]

General Unsecured Claims	General unsecured Claims (“General Unsecured Claims”) of creditors of the Debtor are impaired. [Further treatment TBD.]

Intercompany Claims	Except as otherwise provided for in this Term Sheet, all intercompany claims shall at the election of the reorganized Debtor, be either (i) reinstated, (ii) released, waived, and discharged, (iii) treated as a dividend, or (iv) contributed to capital or exchanged for equity of a subsidiary of the Debtor.

Section 510(b) Claims	Section 510(b) Claims shall be impaired and the holders thereof shall be deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Section 510(b) Claims shall be cancelled, released and extinguished and the holders of Section 510(b) Claims shall receive no distribution under the Plan on account of such Claims.

Treatment of Interests in Non-Debtors	Interests in non-Debtor Exide affiliates shall be unimpaired and shall vest in Reorganized Exide (and its existing or newly formed subsidiaries) upon the Plan Effective Date.

Interests in Exide	Interests in Exide, whether represented by stock, preferred share purchase rights or otherwise, shall be Impaired and the holders thereof shall be deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Such Interests shall be cancelled, released and extinguished and the holders of such Interests shall receive no distribution under the Plan on account thereof.

OTHER PLAN PROVISIONS	The Plan shall contain terms customary and usual for a chapter 11 plan in Delaware each of which shall be satisfactory to the Required Consenting Creditors, including as set forth below.

Key Contracts and Agreements	To the extent necessary in connection with the Plan, the Debtor shall seek to assume, pursuant to, inter alia, section 365 of the Bankruptcy Code, those agreements and contracts that may be mutually agreed upon by the Debtor and the Consenting Creditors.

Management Incentive Plan

The Confirmation Order shall provide that on the Plan Effective Date, Reorganized Exide will implement a new management equity incentive plan (the “Management Incentive Plan”) which shall provide for grants of options and/or restricted units/equity reserved for management, directors and employees in an amount not to exceed [TBD %] of the New Common Stock on a fully diluted basis, sufficient to properly incentivize the senior management team of Reorganized Exide. The Management Incentive Plan shall be reasonably satisfactory to the Required Consenting Creditors. The primary participants of the Management Incentive Plan, including the amount, form, exercise price, allocation and vesting of such equity-based awards with respect to such primary participants, shall be decided upon by the new board of Reorganized Exide.

The Management Incentive Plan, Key Employee Incentive Plan (approved by the Bankruptcy Court on September 17, 2013), and such annual incentive plans as may be adopted by the Debtor in the ordinary course of business (including the annual incentive plan approved by the Bankruptcy Court on August 15, 2013) shall be deemed adopted, approved, and authorized as of the Plan Effective Date without further action of the reorganized Debtor or its board, and the reorganized Debtor shall assume any obligations that remain outstanding as of the Plan Effective Date under any such plans.

Reporting Company Status	Upon the Plan Effective Date, the Debtor shall cease to be a public reporting company.

Board Representation	The certificate of incorporation of Reorganized Exide shall provide that Reorganized Exide’s board of directors (the “Board of Directors”) shall consist of [TBD] members unless otherwise determined by the Board of Directors selected by the a majority of the Backstop Commitment Parties and the holders of DIP Term Loan Claims that participate in the DIP /Second Lien Conversion.

Senior Management	The chief executive officer (the “CEO”) shall be selected, and a process implemented for such selection, on terms and conditions satisfactory to the Required Consenting Creditors. Any CEO selection shall be satisfactory to the Required Consenting Creditors.

Tax Related Issues (Structuring & Otherwise)	The parties shall use good-faith efforts to structure the Restructuring to the maximum extent possible in a tax-efficient and cost-effective manner for the benefit of the parties to the PSA.

Post Effective Date Governance	The Plan shall provide that Reorganized Exide shall enter into such agreements and amend its corporate governance documents to the extent necessary to implement the terms and conditions of the Plan.

Related Party Transactions	The certificate of incorporation of Reorganized Exide shall include provisions with respect to any business combination with or into any related party, requiring that the consideration received by the other stockholders in connection with such business combination is at fair value as determined by the unrelated members of the Board of Directors and approved by the vote of a majority of disinterested stockholders.

Debtor and Third party Releases	The Plan shall contain releases customary for cases pending in Delaware.

Injunction and Exculpation	The Plan shall contain injunction and exculpation provisions customary for cases pending in Delaware.

Discharge of Debtor	The Plan shall contain discharge provisions customary for cases pending in Delaware.

Additional:

Pension and OPEB: The Plan shall assume all pre-Petition Date pension and OPEB obligations.

Unsecured Creditors Committee. The statutory committee of unsecured creditors (the “Unsecured Creditors Committee”) shall dissolve no later than the Plan Effective Date.

Avoidance Actions. The Plan shall release all avoidance actions not specifically retained under the Plan as of the Plan Effective Date.

MCAM Engagement. [TBD.]

Surety Bonds. The Debtor shall maintain its existing surety bonds in place, as may be amended from time to time, on terms and with conditions satisfactory to the Required Consenting Creditors.

LME Investigation. [TBD.]

Vernon Strategy. The Debtor shall implement a Vernon-related strategy on terms and conditions acceptable to and approved by the Required Consenting Creditors, and any oversight functions granted to the Unsecured Creditors Committee shall terminate or have terminated as of the Plan Effective Date.

Vernon Personal Injury Claimants. [TBD.]

Frisco Settlement. Reorganized Exide shall comply with the terms of the existing settlement agreement relating to Frisco, Texas and shall pursue, in good faith, a consensual resolution of the remaining regulatory and land-use issues at Frisco, Texas with the applicable regulators and authorities. Any additional settlement, resolution or proposed term sheet for a settlement or resolution of such issues shall be on terms satisfactory to the Consenting Creditors if entered into or agreed to prior to the Plan Effective Date.

Other Environmental Matters. The Plan shall provide that the Company maintain regulatory compliance at all of its facilities pursuant to an EH&S strategy acceptable to and approved by the Required Consenting Creditors.

No Admission	Nothing in the Term Sheet is or shall be deemed to be an admission of any kind.

EXHIBIT B

to the Plan Support Agreement

Provision for Transfer Agreement

The undersigned (“Transferee”) hereby acknowledges that it has read and understands the Plan Support Agreement, dated as of             (the “Agreement”),1 by and among Exide and the Consenting Creditors, including the terms and conditions in the Agreement of any transfer to the Transferee of any Debtor Claims or DIP Claims (each such transferor, a “Transferor”), and agrees to be bound by the terms and conditions of the Agreement to the same extent as the Transferor was thereby bound, and shall be deemed a “Consenting Creditor” under the terms of the Agreement.

The Transferee specifically agrees to be bound by the terms and conditions of the Agreement, including Section 4.01 as it applies to the treatment of DIP Claims, and makes all representations and warranties contained therein as of the date of the Transfer, including the agreement to be bound by the vote of the Transferor if such vote was cast before the effectiveness of the Transfer discussed herein.

Date Executed:

Name: Title:

Address:

E-mail address(es):

Telephone:

Facsimile:

Aggregate Amount of Classified Claims and Interests Beneficially Owned or Managed on Account of:
Senior Secured Notes	$
Convertible Notes
DIP Claims
Other Claims (e.g., Trade Claims)
Interests

[1]	Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.

EXHIBIT C

to the Plan Support Agreement

DIP / Second Lien Conversion Backstop Allocations

[TBD]